Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 4, 2010

EAGLE OIL HOLDING COMPANY, INC.
(Name of Registrant as specified in its charter)

Nevada	000-1437476	20-1144153
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

50 W. Liberty, Suite 880
Reno, Nevada 89501
(209) 736-4854
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  1.01       Entry Into a Material Definitive Agreement

On January 4, 2010, Eagle Oil Holding Company, Inc. (the “Registrant”) entered into a Drawdown Equity Financing Agreement and a Registration Rights Agreement with Auctus Private Equity Fund, LLC (“Auctus”).

Pursuant to the terms of the Drawdown Equity Financing Agreement and the Registration Rights Agreement, the Registrant has the right, on a monthly basis, to require Auctus to purchase certain amounts of the Registrant’s common stock (a “Drawdown”) at a price equal to 93% of the lowest closing bid price of the Registrant’s common stock for the five (5) trading days prior to each Drawdown.  Each Drawdown is limited to a maximum of $150,000 or 200% of the average daily volume of the Registrant’s common stock for the twenty (20) days preceding the Drawdown.

The maximum amount of Drawdowns is $10 million over a 36 month period.  At the time of execution of a letter of intent for the Drawdown Equity Financing Agreement, the Registrant paid a commitment fee to Auctus in the amount of 200,000 newly issued shares of the Registrant’s common stock.

Pursuant to the Registration Rights Agreement, the Registrant has a period of 60 days to file a Form S-1 Registration Statement with the Securities and Exchange Commission (“SEC”) registering the shares of common stock expected to be sold to Auctus pursuant to the Drawdown Equity Financing Agreement.  The Registrant’s right to put shares of the Registrant’s common stock to Auctus is conditioned upon such registration statement being declared effective by the SEC. Neither the Registrant nor any of its affiliates had any prior relationship with Auctus.

Item 9.01 — Financial Statements and Exhibits

Exhibit	Description

10.1	Drawdown Equity Financing Agreement
10.2	Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 13, 2010

Eagle Oil Holding Company, Inc.

/s/ Brian Wilmot
By: Brian Wilmot, CEO